UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 15, 2010

PEABODY ENERGY CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

701 Market Street, St. Louis, Missouri		63101
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(314) 342-3400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On April 15, 2010, Peabody Energy Corporation ("Peabody") submitted an improved and definitive proposal to acquire a controlling interest in Macarthur Coal Limited (ASX: MCC). Under Peabody’s proposal, Macarthur shareholders would receive a cash price of A$16.00 per share valuing Macarthur at A$4.1 billion (US$3.8 billion). The proposal has the approval of Peabody's Board of Directors and would be implemented by way of a court-ordered scheme of arrangement on customary terms, including receipt of FIRB and other regulatory approvals. Under the proposal, Peabody is prepared to offer cash to all Macarthur shareholders and remains willing to provide any, or all, of Macarthur’s three major shareholders with the opportunity to retain their economic interest in Macarthur should they so desire. Peabody’s proposal is subject to a limited, confirmatory due diligence period of up to five days, primarily focused on the terms of material contracts, including potential change in control provisions. Peabody’s proposal will lapse if Macarthur proceeds with the shareholder vote scheduled for April 19, 2010, or if the Gloucester/Noble Group transactions proceed. A copy of Peabody’s press release is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Peabody press release dated April 15, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

April 15, 2010	By:	Kenneth L. Wagner

Name: Kenneth L. Wagner
Title: Vice President, Assistant General Counsel and Assistant Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Peabody press release dated April 15, 2010